Exhibit 10.63


April 8, 2006

Mr. Lloyd W. Davis
Senior Credit Officer
Laurus Family of Funds
825 3rd Avenue, 14th Floor
New York, NY 10022

Subject: Waiver of Financial Statement Submission Deadline, Deferral of
         Term Loan Principal Payments and Overadvance Extension, Waivers of Certain Terms

Dear Lloyd,

Pursuant to our discussions, due to unforeseen delays we have not filed with the SEC, or provided to Laurus, our September 30, 2005 Annual Report on Form 10-KSB within 90 days of year-end or our December 31, 2005 Quarterly Report on Form 10-QSB within 45 days of our quarter-end. In addition, the March 2005 over advance required a registration statement be filed for the underlying shares by April 30, 2005 and the July 2005 term note required a registration statement to be filed within 30 days. Neither of these requirements have been completed yet.

I am respectfully requesting that Laurus agree to waive any and all defaults which may now exist as a result of GreenMan's failure to timely file and provide the above referenced reports and financial statements, and agree to grant us an extension of time to file and provide these reports and financial statements until April 28, 2006. In addition, I am respectfully requesting that Laurus agree to waive any and all defaults which may now exist as a result of GreenMan's failure to timely file the above referenced registration statements.

We would also like to confirm that Laurus has agreed to defer all principal payments due between November 2005 and April 2006 under (i) our Secured Convertible Term Note dated as of June 30, 2004; (ii) our Secured Convertible Term Note dated as of July 20, 2005 until April 30, 2006; and that Laurus has agreed to extend the term of our overadvance facility, as described in the Amendment and Waiver dated March 22, 2005 until April 30, 2006.

As discussed, three vendors have secured judgments in their favor against us for an aggregate of approximately $250,000. These judgments have remained unvacated, unbonded and unstayed for a period of more than 30 business days. We therefore respectfully request the Laurus waive any and all defaults which may now exist as a result of these judgments.

In addition, you have agreed to waive your right to enforce, both retroactively and in the future, the "ratchet" conversion price adjustment features in our various promissory notes, specifically (i) Section 3.4.C of the Secured Convertible Term Note dated as of June 30, 2004; (ii) Section 2.5.C of the Secured Revolving Note dated as of June 30, 2004; (iii) Section 3.5.C of the Secured Convertible Minimum Borrowing Note dated as of June 30, 2004; and (iv)
Section 3.4(b).C of the Secured Convertible Term Note dated as of July 20, 2005.

Finally, you have agreed to waive your right to enforce, both retroactively and in the future, the provisions requiring the payment of liquidated damages in our various registration rights agreements, specifically: (i) Section 2(b) of the Term Note Registration Rights Agreement dated as of June 30, 2004; (ii) Section 2(b) of the Minimum Borrowing Note Registration Rights Agreement dated as of June 30, 2004; and (iii) Section 2(b) of the Term Note Registration Rights Agreement dated as of July 20, 2005.

Please let me know of any questions. If you are in agreement with our request, please note your agreement below and return an executed copy to my attention via fax at (781) 224-0114. Thank you again for your continued cooperation.


Sincerely,

/s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer




Agreed to by:

Laurus Capital Management, LLC
On behalf of Laurus Master Fund, Ltd.

/s/ Lloyd Davis
Lloyd W. Davis
Senior Credit Officer